Exhibit 10.32

CONSTRUCTION AGREEMENT

BETWEEN OWNER, ARCHITECT, AND HBE FINANCIAL FACILITIES, A DIVISION OF HBE CORPORATION.  This Agreement sets forth a Contract made this 12th day of February, 2003 between Heritage Oaks Bank, 545 12th Street, Paso Robles, California 93446 (hereinafter referred to as “Owner”) and HBE Financial Facilities, a Division of HBE Corporation, a Delaware Corporation having its principal place of business at 11330 Olive Boulevard, St. Louis, Missouri, 63141 (hereinafter referred to as “HBE”), and Frederick S. Scott, and Ronald L. Hollander (hereinafter referred to as “Architect”).

The parties hereto agree as follows:

A.                                   CONTRACT DOCUMENTS. The Contract between the parties consists of:  this Agreement, the General Conditions of the Contract for Construction, Special Conditions of the Contract for Construction, the Drawings and Specifications enumerated in Paragraph F hereof, and all Modifications issued pursuant to the General Conditions.  These form the Contract and all are as fully a part of the Contract as if attached to this Agreement or repeated herein.

B.                                     THE WORK.  HBE shall perform all the Work required by the Contract for A New Building for Heritage Oaks Bank, Paso Robles, California.

C.                                     CONTRACT TIME.  The  Work to  be performed  under  this  Contract  shall   commenced  on  April 14, 2003 or upon issuance of all necessary construction permits, which ever is later and completed 35 weeks after commencement provided the Owner has executed and returned the Contract by the date first written above.

D.                                    PAYMENTS.  The Owner shall pay to HBE the Contract Sum of:  $1,855,000.00 One million eight hundred fifty five thousand and 00/100 dollars, subject to adjustment by Change Order as provided in the Contract.

Based upon Applications for Payment submitted to the Architect by HBE and Certificates for Payment issued by the Architect, and approved by the Owner, the Owner shall make progress payments on account of the Contract Sum to HBE as follows:

1.               Upon execution of the Construction Agreement, 8% of the Contract Sum less previous payments.  The payment and all future payments under this Agreement will be made by wire transfer of funds to US  Bank, St. Louis, Missouri for account of HBE Corporation.

2.               Until the Work is 50% complete, on or before the 10th day of each month, 90% of the portion of the Contract Sum properly allocable to labor, materials, and equipment incorporated in the Work and 90% of the portion of the Contract Sum properly allocable to materials and equipment suitably stored at the site or at some other location agreed upon in writing by the Owner and HBE, up to the first day of that month, less the aggregate of previous payments.

3.               After the Work is 50% complete and before Substantial Completion, on or before the 10th day of each month 100% of the portion of the Contract Sum properly allocable to labor, materials, and equipment incorporated in the Work, and 100% of the portion of the Contract Sum properly allocable to materials and equipment suitably stored at the site or at some other location agreed upon in writing by the Owner and HBE up to the first day of that month, less the aggregate of previous payments and retainage.

4.               On or before the 10th day of the month after Substantial Completion of, or occupancy by the Owner of, any designated portion of the Work, the retainage applicable to that portion of the Work, less such amounts as the Architect shall determine to be required for completion of and less such amounts for unsettled claims relating to that portion of the Work shall be due and payable; for purposes of this paragraph, a separate portion of the Work is any area that is or can be occupied by the Owner prior to Substantial Completion of all the Work.

5.               Upon Substantial Completion of the Work, or occupancy by the Owner, a sum sufficient to increase the total payments to the Contract Sum, less such retainage as the Architect and Owner shall determine for all incomplete Work and unsettled claims.

6.               Final payment, constituting the entire unpaid balance of the Contract Sum, shall be paid by the Owner to HBE 30 days after Substantial Completion provided the Work has been completed, the Contract fully performed, and a final Certificate for Payment has been issued by the Architect, and approved by the Owner.

The Owner has no liability to the Architect for his compensation, it being understood that compensation for architectural services is included in the Contract Sum payable to HBE.

E.                 DEFINITIONS.  The terms used in this Agreement which are in the General Conditions of the Contract for Construction shall have the meanings designated in those Conditions.

F.                 ENUMERATIONS OF DRAWINGS, SPECIFICATIONS & DOCUMENTS.

The following documents developed under Phase III of the Letter Agreement dated May 31, 2002 between the Owner and HBE are (except for Modifications issued after the execution of this Agreement) the Contract Drawings, Specifications and Documents:

Construction Agreement dated February 12, 2003.

General Conditions

Special Conditions

Specifications Part I including Divisions 2 through 11, Divisions 15 and 16, and Part II Interior Work Divisions 6, 9 and 12 all dated February 12, 2003.  Drawings TS, CF.1, C1.1, C1.2, C1.3, C2.1, C2.2, A2.1, A2.2, A3.1, A4.1, A5.1, A5.2, A5.3, A6.1, A7.1, IW1.1, IW2.1, IW2.2, S1.1, S2.1, S3.1, S3.2, S4.1, M1.1, PFP1.0, PFP2.0, E1.1, E2.1, E3.1, E4.1, E4.2, E4.3, and E5.1, all by Frederick S. Scott, Architect, all dated February 12, 2003.

When the working drawings and specifications to be developed under Phase IV of the above Letter Agreement are completed and are approved by the Owner, they will become the Contract Drawings and Specifications.

G.                ARCHITECT.  The Architect will provide general administration of the Contract per Article 2 of the General Conditions; however, decisions rendered by the Architect in the performance of these duties will not be binding upon the Owner.

H.               CONTRACT TIME AND CONTRACT SUM.  The Contract Time and Contract Sum are based upon this Agreement being signed by the Owner by February 12, 2003.

I.                    GOVERNING CODE.  The governing code officials have not completed their review of the Contract Drawings and Specifications at the time of Contract signing, and any changes required for their final approvals will be incorporated into the Contract by a modification issued pursuant to the General Conditions.

J.                   ADDITIONAL SERVICES OF THE ARCHITECT.  Preparing drawings, specifications, estimates, and other supporting data for proposed Changes in the Work requested by the Owner shall be considered Additional Services and reimbursed to HBE at HBE’s published rates.  Such Additional Services shall be added to the Contract by Change Order as defined in Article 12 of the General Conditions.  The additional work will be performed at the following rates:

Principal	$250.00/Hour
Arch. Engineer of Record	160.00/Hour
Design Arch./Engr./APM	130.00/Hour
Staff Arch./Engr./Interior Designer	90.00/Hour
Draftsman/Clerical	55.00/Hour

K.               AMERICANS WITH DISABILITIES ACT (ADA). The Department of Justice issued its final rule and Accessibility Guidelines for Building and Facilities on July 26, 1991 implementing Title III of the ADA with regard to public accommodation and commercial facility requirements for new construction. At present, there is no reviewing authority established to review the Contract Documents with regard to their specific compliance with Title III of the ADA. HBE has attempted in good faith, when questions of interpretation have arisen, to include in the Contract Documents the requirements of Title III of the ADA. Should an interpretation be issued after contract execution and during construction by agencies having jurisdiction over compliance which would require a change to the Contract Documents, then any such change, if acceptable to all parties, shall be incorporated into the Contract Documents by a modification issued pursuant to the General Conditions.

L.                 PRIORITY OF CONTRACT DOCUMENTS.  The Contract Documents are intended to complement and supplement each other, however, when the General Conditions of the Contract grant authority to the Architect to make decisions, such decisions shall be specifically subject to Paragraph G. of this Construction Agreement, and, in general, to the extent there are any other conflicts between the various Contract Documents, as between Owner and HBE, the following relative order shall apply:

1.            This Construction Agreement

2.            Special Conditions

3.            General Conditions

4.            Drawings and Specifications

M.            The site engineering plans and information have been developed by North Coast Engineering under a seperate contract with the Owner.  HBE has relied on the accuracy of the plans and information developed by North Coast Engineering. In the event of any errors or omissions in such plans and/or information, the Owner agrees to protect and hold harmless HBE from any costs, expenses or liability resulting from such errors or omissions, and to defend and indemnify HBE from any expenses, including attorney’s fees, resulting therefrom.

N.               DISPUTE RESOLUTION.  Owner and HBE agree that if there is a dispute between them, that each will negotiate with the other in good faith to attempt to resolve the dispute, and that as long as these negotiations continue, each party will continue to perform its obligations under this contract until either party gives the other party ten (10) days prior written notice that the dispute cannot be resolved by further negotiations and that said party will, after such ten (10) day notice, proceed to exercise any and all rights of his under this contract.  In the event of litigation between the parties, the parties agree that the venue for such litigation shall be the state or federal courts within the State of California, and each party expressly consents to the exercise of personal jurisdiction therein.  The prevailing party to any such litigation shall be entitled to recover its reasonable costs and attorney’s fees incurred in such litigation.

This Agreement executed the day and year first above written.

HERITAGE OAKS BANK PASO ROBLES, CALIFORNIA

OWNER: BY

TITLE

CONTRACTOR:			HBE FINANCIAL FACILITIES A DIVISION OF HBE CORPORATION

BY
Fred S. Kummer
President

ARCHITECT:
Frederick S. Scott
Architect

HBE CONTRACTOR NUMBER		California Contractor
License No. 283655